Exhibit 5.2
Woodburn and Wedge

August 20, 2012

NV Energy, Inc.
P.O. Box 10100
6100 Neil Road
Reno, Nevada 89520

Re:           Registration Statement on Form S-8
Amended and Restated Employee Stock Purchase Plan;
2003 Non-Employee Director Stock Plan; and
2004 Amended and Restated Executive Long-Term Incentive Plan.

Ladies and Gentlemen:

We have acted as special Nevada counsel to NV Energy, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of  7,299,331 shares (the “Plan Shares”) of the Company’s common stock, par value $1.00 per share (“Common Stock”), for issuance pursuant to the NV Energy, Inc., Amended and Restated Employee Stock Purchase Plan, the NV Energy 2003 Non-Employee Director Stock Plan and the 2004 Amended and Restated Executive Long-Term Incentive Plan (each a “Plan” and collectively, the “Plans”).

In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.  We have also assumed that:  (i) all of the Plan Shares will be issued pursuant to and in accordance with the terms of the respective Plan under which they are issued, issued for the consideration described in the respective Plan as currently in effect, and that none of the Plan Shares will be issued for less than $1.00; (ii) all actions required to be taken under the Plans by the Board of Directors of the Company and any committee thereof will be taken by the Board of Directors of the Company and any committee thereof, respectively; and (iii) at the time of the issuance of the Plan Shares under the Plans, the Company shall continue to have sufficient authorized and unissued shares of Common Stock reserved for issuance thereunder.

Based on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we advise you as follows:

1.           The Company is a corporation duly organized and legally existing and in good standing under the laws of the State of Nevada.

2.           The Plan Shares have been duly authorized and, when issued in accordance with the terms of the Plans and the terms of any agreement relating to any of the grants thereunder, such Plan Shares will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated.  We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter.  We are members of the bar of the State of Nevada.  We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue sky laws of any state, including the State of Nevada.  We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

We hereby consent:

1.	To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

2.	To the statements with reference to our firm made in the Registration Statement; and

3.	To the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

WOODBURN and WEDGE

By:   /s/  Gregg P. Barnard
         Gregg P. Barnard